                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          UNITED HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                [LOGO]

April 15, 1999                   9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 12, 1999, at 10:00 a.m., Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

On the following pages we include information about the business of the meeting. We include information about the nominees for election as members of the Board of Directors. We hope you can attend the meeting. If not, please exercise your right as a shareholder and vote. The vote of every shareholder is important. We appreciate your cooperation in promptly voting. You may do so by telephone, via the internet, or by completing, signing and returning the enclosed proxy.

Sincerely,

               [LOGO]

William W. McGuire, M.D.
Chairman, President and Chief Executive Officer

                                     [LOGO]

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1999

TO THE SHAREHOLDERS OF UNITED HEALTHCARE CORPORATION:

    The Company will hold its Annual Meeting of Shareholders on Wednesday, May 12, 1999, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 10:00 a.m. Central Time. The purposes of the meeting are:

    1.  To elect four people to the Company's Board of Directors.

    2. To consider and vote on a shareholder proposal set forth in the Proxy Statement, which is opposed by the Company's Board of Directors.

    3. To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999.

    4. To transact other business that properly may come before the meeting or any adjournment of the meeting.

    Only shareholders of record of the Company's Common Stock at the close of business on March 16, 1999, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                  [SIGNATURE]

                                          David J. Lubben
                                          SECRETARY

April 15, 1999

    WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR VIA THE INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                     [LOGO]

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                                  ------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1999
                                  ------------

                                GENERAL MATTERS

    The Board of Directors of UnitedHealth Group furnishes this Proxy Statement in connection with the Board's solicitation of the enclosed proxy. The Board will use the proxy at the Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on May 12, 1999, at 10:00 a.m. Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. The Board will use the proxy for the purposes listed in the Notice of Annual Meeting of Shareholders.

    Management will vote in the manner a shareholder directs in the proxy. If a shareholder gives no direction, management will vote FOR the election of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of Arthur Andersen LLP to act as independent public accountants for fiscal year 1999 and AGAINST the shareholder proposal. A shareholder can revoke a proxy by delivering a written notice terminating the proxy's authority to UnitedHealth Group's Secretary; by submitting another duly executed proxy bearing a later date; or by attending the Annual Meeting and voting in person.

    UnitedHealth Group will appoint inspectors of election for the meeting. These inspectors will tabulate votes that shareholders cast by proxy or in person at the Annual Meeting. To determine if a quorum is present, UnitedHealth Group will count the number of shares represented in person or by proxy. UnitedHealth Group will treat a shareholder who abstains from voting on any matter as if he or she were present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on a matter, UnitedHealth Group will deem the shares covered by the non-vote to be present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter. The affirmative vote of a majority of the shares of UnitedHealth Group's Common Stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

    UnitedHealth Group is furnishing each shareholder with a copy of UnitedHealth Group's Annual Report for the year ended December 31, 1998, with this Proxy Statement. Management of UnitedHealth Group is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about April 15, 1999.

    Only shareholders of record at the close of business on March 16, 1999 will be entitled to vote at the Annual Meeting. On March 16, 1999 a total of 180,823,336 shares were outstanding. Each share is entitled to one vote. There is no right to cumulative voting as to any matter.

    UnitedHealth Group will pay expenses in connection with the solicitation of proxies. Management is primarily soliciting proxies by mail. In addition, directors, officers and employees of UnitedHealth Group, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier, or personal calls. UnitedHealth Group has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $9,500 plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

    The Board of Directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the Annual Meeting each year in successive years.

    The Board has nominated four current directors for re-election. If elected, these directors will serve a three-year term expiring at the annual meeting of shareholders to be held in 2002. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the proxies will vote for another person as they determine.

    The following table provides certain information about the nominees for election as directors of UnitedHealth Group and also provides information about other directors whose terms of office continue after the Annual Meeting.

NAME                                                                                 AGE      DIRECTOR SINCE
-------------------------------------------------------------------------------      ---      ---------------
NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2002
Thomas H. Kean.................................................................          63           1993
Robert L. Ryan.................................................................          55           1996
William G. Spears..............................................................          60           1991
Gail R. Wilensky...............................................................          55           1993

DIRECTORS WHOSE TERMS EXPIRE IN 2000
James A. Johnson...............................................................          55           1993
Douglas W. Leatherdale.........................................................          62           1983
Walter F. Mondale..............................................................          71           1997
Mary O. Mundinger..............................................................          61           1997

DIRECTORS WHOSE TERMS EXPIRE IN 2001
William C. Ballard, Jr.........................................................          58           1993
Richard T. Burke...............................................................          55           1977
William W. McGuire, M.D........................................................          50           1989

    MR. BALLARD retired in 1992 after 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is currently of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky. Mr. Ballard is a director of American Safety Razor Company, Healthcare Recoveries, Inc., HealthCare REIT, Inc., Jordan Telecommunications Products, Inc., LG&E Energy Corp. and Mid-America Bancorp.

    MR. BURKE has been a member of UnitedHealth Group's Board of Directors since UnitedHealth Group's inception and was its Chief Executive Officer until February 1988. Mr. Burke is owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash, Inc.

    MR. JOHNSON is the Chairman of the Executive Committee of the Board of Directors of Fannie Mae, a diversified financial services company. On January 1, 1999, he retired as the Chairman and Chief Executive Officer of Fannie Mae, positions he had held since 1990. Mr. Johnson is also a director of Cummins Engine Company, Inc., Dayton Hudson Corporation and Kaufman and Broad Home Corporation.

    MR. KEAN is currently the President of Drew University in New Jersey. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, he served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation, and Fiduciary Trust Company International.

    MR. LEATHERDALE has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of The St. Paul Companies, Inc. since 1990. The St. Paul Companies is an insurance, financial and general business corporation. In addition, Mr. Leatherdale is a director of The John Nuveen Company and Northern States Power Company.

    DR. MCGUIRE is the Chairman of the Board of Directors, President and Chief Executive Officer of UnitedHealth Group. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988, became UnitedHealth Group's President in November 1989 and its Chief Executive Officer in February 1991. Dr. McGuire also served as UnitedHealth Group's Chief Operating Officer from May 1989 to June 1995. Dr. McGuire is also a director of Healtheon Corporation.

    MR. MONDALE has been a partner in the law firm of Dorsey & Whitney LLP since January 1997, and was also a partner there from 1987 to 1993. He previously served as a director of UnitedHealth Group from August 1991 to August 1993. Mr. Mondale served as United States Ambassador to Japan from August 1993 through December 1996. In 1984, he was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was the Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota, and he served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of CNA Financial Corporation, Dain Rauscher Corporation, Northwest Airlines Corporation, St. Jude Medical, Inc., and several BlackRock mutual funds managed by BlackRock Financial Management, Inc.

    MS. MUNDINGER is Dean and Centennial Professor of Health Policy, School of Nursing and Associate Dean, Faculty of Medicine at Columbia University in New York. She has been with Columbia University since 1982. She is also a director of Cell Therapeutics, Inc.

    MR. RYAN has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation and Dain Rauscher Corporation.

    MR. SPEARS has been the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, since 1972. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears is a Group Executive of KeyCorp and Chairman of Key Asset Management. Mr. Spears also serves as a director of Alcide Corporation.

    MS. WILENSKY is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation, and Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Neopath, Inc., Pharmerica, Inc., Quest Diagnostics Incorporated, St. Jude Medical, Inc., Shared Medical Systems Corporation and Syncor International.

DIRECTOR COMPENSATION

    UnitedHealth Group pays directors who are not Company employees an annual retainer of $20,000 and a $1,500 fee for attending each Board meeting. UnitedHealth Group paid the chairman of the Audit Committee and the chairman of the Compensation and Human Resources Committee each a $5,000 fee for the year ended December 31, 1998.

    UnitedHealth Group also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 1998, UnitedHealth Group paid approximately $3,381 in health care premiums on behalf of Mr. Burke and an aggregate of approximately $9,130 on behalf of past directors.

    Directors of UnitedHealth Group who are not Company employees receive grants of non-qualified stock options under the 1995 Non-employee Director Stock Option Plan. Under the Plan, directors receive two types of option grants: initial grants and annual grants. The initial grants (non-qualified stock options to purchase 9,000 shares of common stock) are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three-year period at the rate of 3,000 shares per year. The annual grants (non-qualified stock options to purchase 4,000 shares of common stock) are made automatically on the first business day immediately following each annual meeting of UnitedHealth Group's shareholders. They become exercisable six months after grant. The option price for options granted under the 1995 Plan is the closing sale price of UnitedHealth Group's Common Stock on the date the option is granted.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    During the year ended December 31, 1998, the Board of Directors held four regular meetings and three special meetings. All incumbent directors attended at least 75% of the Board and Committee meetings of which they were members. In addition to the meetings, the Board passed several resolutions during 1998 by written consent.

    The Board of Directors has established four standing committees: an Audit Committee, a Compensation and Human Resources Committee, an Executive Committee, and a Nominating Committee. These committees help the Board fulfill its responsibilities and assist it in making informed decisions as to UnitedHealth Group's operations.

    The Audit Committee consists of Messrs. Leatherdale (Chairman), Mondale and Johnson, and Ms. Wilensky, each of whom is a non-employee director and independent of Company management. The Audit Committee held four meetings in 1998. The Audit Committee assists the Board by overseeing UnitedHealth Group's financial reporting, public disclosure, and compliance activities. The Committee operates as a direct line of communication between the Board and UnitedHealth Group's independent public accountants as well as UnitedHealth Group's corporate audit, compliance, and legal personnel. The Audit Committee has established a subcommittee, the Compliance Committee, made up of senior executive officers of UnitedHealth Group, to assist the Audit Committee in its responsibilities relating to reviewing UnitedHealth Group's operational compliance with applicable legal requirements and sound ethical standards.

    The Compensation and Human Resources Committee consists of Messrs. Spears (Chairman), Ryan, Kean and Ballard, and Ms. Mundinger, each of whom is a non-employee director and independent of Company management. The Compensation and Human Resources Committee held four regular meetings, one special meeting and passed several resolutions by written consent during 1998. The Compensation and Human Resources Committee is responsible for overseeing UnitedHealth Group's compensation, employee benefit, and stock-based programs. The Committee also negotiates and administers UnitedHealth Group's employment arrangements with its Chief Executive Officer, supervises bonus programs for UnitedHealth Group's employees and reviews and monitors director compensation programs.

    The Nominating Committee consists of Messrs. Ballard (Chairman), Kean, Spears and Leatherdale, and Dr. McGuire. The Nominating Committee held one meeting in 1998. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders, filling board vacancies, and overseeing the director evaluation process. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to UnitedHealth Group's Secretary. To be timely for the next Annual Meeting, notice must be received at UnitedHealth Group's principal executive offices on or before December 7, 1999. Shareholders must include in such notice the information specified in the Company's Bylaws that will enable the Nominating Committee to evaluate the qualifications of the recommended nominee.

    The Executive Committee consists of Messrs. Spears, Ballard and Leatherdale, and Dr. McGuire. The Executive Committee held three meetings during 1998 and passed several resolutions by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

                        SHAREHOLDER PROPOSAL REQUESTING
                ELIMINATION OF ELECTION OF DIRECTORS BY CLASSES

    UnitedHealth Group has been informed that the Amalgamated Bank of New York LongView Collective Investment Fund, whose address is 11-15 Union Square, New York, New York 10003, a record holder of 55,100 shares of common stock, intends to introduce at the Annual Meeting the following resolution:

    "RESOLVED, the stockholders of United HealthCare Corporation request that the board of directors take the necessary steps in accordance with Minnesota law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected."

THE PROPONENT HAS FURNISHED THE FOLLOWING STATEMENT:

    The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

    We therefore urge our fellow shareholders to support declassification of UnitedHealth Group's board of directors, which is divided into three classes with approximately one-third of the directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually. We believe that electing directors in this manner is one of the best methods available to shareholders to ensure that UnitedHealth Group will be managed in a manner that is in the best interest of the stockholders.

    We believe that this step is warranted as a matter of sound corporate governance. We also deem it appropriate in light of the disappointing return in recent years, with United HealthCare's performance lagging behind that of the S&P index.

    A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders vote to replace all directors this decision would express shareholder dissatisfaction with the incumbent directors and reflect the need for change.

    WE URGE YOU TO VOTE FOR THIS RESOLUTION.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHAREHOLDER PROPOSAL:

    Under the law of Minnesota, where UnitedHealth Group is incorporated, the change contemplated by the proposal would require an amendment to UnitedHealth Group's Articles of Incorporation. That action must first be approved by the Board of Directors and then submitted to a vote of the shareholders. A vote in favor of this proposal, therefore, would constitute a request that the Board initiate this amendment. The Board does not believe such an amendment would be in the best interests of UnitedHealth Group or its shareholders.

    The Board believes a classified Board of Directors facilitates continuity and stability of leadership and policy by ensuring that people with deep experience and knowledge of UnitedHealth Group's broad markets will be on the Board of Directors at all times.

    The Board believes classifying director terms is in the best interests of the corporation and its stockholders.

    The Board of Directors recommends a vote AGAINST this proposal. Management will vote proxies against this shareholder proposal unless otherwise specified.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for UnitedHealth Group for the fiscal year ending December 31, 1999. The Board has proposed the shareholders ratify this appointment at the Annual Meeting. Arthur Andersen LLP has examined UnitedHealth Group's financial statements since 1981. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to questions from shareholders. If the shareholders do not ratify the appointment, the Board of Directors is not obligated to appoint other independent public accountants, but will reconsider the appointment.

    The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of ratifying this appointment unless otherwise specified.

                             EXECUTIVE COMPENSATION

CASH AND OTHER COMPENSATION

    The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by UnitedHealth Group on behalf of, UnitedHealth Group's Chief Executive Officer and each of the four other most highly compensated executive officers of UnitedHealth Group for the years ended December 31, 1996, 1997 and 1998. As required by the Securities and Exchange Commission, the table includes two former executive officers of UnitedHealth Group.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                   --------------
                                                                   OTHER ANNUAL      SECURITIES       ALL OTHER
                                                                   COMPENSATION      UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY ($)    BONUS ($)       ($)(2)        OPTIONS/(#)        ($)(1)
---------------------------  ---------  -----------  -----------  ---------------  --------------  ---------------
William W. McGuire, M.D....       1998   1,300,000          -0-         54,985          490,000         110,682
  Chief Executive Officer         1997   1,200,000          -0-         70,604          450,000         104,364
                                  1996   1,100,000          -0-         51,011          250,000          85,408

Stephen J. Hemsley(3)......       1998     559,615          -0-         14,400          280,000           8,913
  Chief Operating Officer         1997     282,692          -0-          7,200          300,000             -0-
                                  1996         -0-          -0-            -0-              -0-             -0-

Jeannine M. Rivet..........       1998     374,039      178,200         14,400          111,052          11,000
  CEO, UnitedHealthcare           1997     320,192          -0-         14,400           75,000           4,750
                                  1996     281,731          -0-         11,632           28,000           4,500

R. Channing Wheeler........       1998     365,385      146,650          6,300           80,000           7,154
  CEO, Uniprise                   1997     308,077          -0-         10,800           45,000           7,421
                                  1996     281,731       45,077          9,900           57,500          12,546

David J. Lubben(4).........       1998     297,115      128,400         15,332           73,587           8,462
  Secretary and General           1997     283,077          -0-         15,368           70,000             -0-
    Counsel                       1996      63,210          -0-          3,600           60,000             -0-

Travers H. Wills(5)........       1998     525,000      196,875         15,563              -0-          15,298
                                  1997     515,384          -0-            -0-          190,000          15,462
                                  1996     475,000          -0-            -0-           60,000          23,625

David P. Koppe(6)..........       1998     367,500      147,000         15,200           20,000          10,937
                                  1997     364,135          -0-         16,275           30,000          10,915
                                  1996     350,000          -0-         16,666           35,000          15,585

------------------------------

(1) For each of the named executive officers except Dr. McGuire, the indicated amounts consist of Company contributions made pursuant to UnitedHealth Group's 401(k) savings plan and Executive Savings Plan. The amounts indicated for Dr. McGuire include Company-paid insurance premiums of $72,774 in 1998, $69,152 in 1997 and $26,706 in 1996, as well as Company contributions made pursuant to UnitedHealth Group's 401(k) savings plan and Executive Savings Plan.

(2) Other annual compensation for Dr. McGuire includes Company provided transportation of $29,625 in 1998, $37,164 in 1997 and $20,820 in 1996 and
    an expense allowance of $21,600 in 1998, $21,600 in 1997 and $21,430 in
    1996.

(3) Mr. Hemsley joined the Company on June 17, 1997.

(4) Mr. Lubben joined the Company on October 1, 1996.

(5) Mr. Wills resigned as Chief Operating Officer of the Company, effective as of June 30, 1998.

(6) Mr. Koppe resigned as Chief Financial Officer of the Company, effective as of June 30, 1998.

                             OPTION GRANTS IN 1998

                                                                                             POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS
                              ----------------------------------                               VALUE AT ASSUMED
                                  NUMBER OF                                                 ANNUAL RATES OF STOCK
                                 SECURITIES        % OF TOTAL                               PRICE APPRECIATION FOR
                                 UNDERLYING      OPTIONS GRANTED  EXERCISE OR                   OPTION TERM(2)
                               OPTIONS GRANTED   TO EMPLOYEES IN  BASE PRICE   EXPIRATION   ----------------------
NAME                                 (#)              1998        ($/ SHARE)     DATE(1)      5%($)       10%($)
----------------------------  -----------------  ---------------  -----------  -----------  ----------  ----------
William W. McGuire, M.D.....        250,000(3)            4.3%     $ 47.9375     01/20/08    7,536,909  19,100,007
                                    240,000(4)            4.2%       40.0000     10/16/08    5,548,720  14,521,805
                                   --------                                                 ----------  ----------
                                    490,000                                                 13,085,629  33,621,812

Stephen J. Hemsley..........         60,000(4)            1.0%       52.2500     02/06/08    1,971,585   4,996,383
                                    100,000(4)            1.7%       31.9375     08/17/08    2,008,532   5,090,015
                                    120,000(4)            2.1%       40.0000     10/16/08    2,774,360   7,260,902
                                   --------                                                 ----------  ----------
                                    280,000                                                  6,754,477  17,347,300

Jeannine M. Rivet...........         51,052(4)            0.9%       52.2500     02/06/08    1,677,556   4,251,255
                                     60,000(4)            1.0%       40.0000     10/16/08    1,387,180   3,630,451
                                   --------                                                 ----------  ----------
                                    111,052                                                  3,064,736   7,881,706

R. Channing Wheeler.........         20,000(4)            0.3%       52.2500     02/06/08      657,195   1,665,461
                                     60,000(4)            1.0%       40.0000     10/16/08    1,387,180   3,630,451
                                   --------                                                 ----------  ----------
                                     80,000                                                  2,044,375   5,295,912

David J. Lubben.............         23,587(4)            0.4%       52.2500     02/06/08      775,063   1,964,161
                                     50,000(4)            0.9%       40.0000     10/16/08    1,155,983   3,025,376
                                   --------                                                 ----------  ----------
                                     73,587                                                  1,931,046   4,989,537

Travers H. Wills............            -0-               -0-            -0-          -0-          -0-         -0-

David P. Koppe..............         20,000(4)           0.35%       52.2500     02/06/08      657,195   1,665,461

------------------------------

(1) All options granted in 1998 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of UnitedHealth Group. A change of control as defined in UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan occurs upon the sale of all or substantially all of the assets of UnitedHealth Group or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of UnitedHealth Group's Board of Directors. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to UnitedHealth Group out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.

(2) The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full 10 years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of company stock or of the stock price.

(3) Options become exercisable at the rate of 25% per year over a period of four years on the first day of each year, beginning on January 1, 1999.

(4) Options are 100% exercisable following the sixth anniversary of the date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Human Resources Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration, based on the optionee's performance.

                      AGGREGATED OPTION EXERCISES IN 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                                                NUMBER OF            VALUE OF UNEXERCISED
                                                          SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS
                                SHARES        VALUE        UNEXERCISED OPTIONS           AT 12/31/98
                              ACQUIRED ON    REALIZED          AT 12/31/98               EXERCISABLE/
NAME                         EXERCISE (#)    ($) (1)    EXERCISABLE/UNEXERCISABLE   UNEXERCISABLE ($) (2)
---------------------------  -------------  ----------  --------------------------  ----------------------
William W. McGuire, M.D....      290,000    19,130,865      1,218,948/1,112,364      21,987,649/2,581,482
Stephen J. Hemsley.........          -0-           -0-           50,000/530,000             -0-/1,480,000
Jeannine M. Rivet..........          -0-           -0-          212,269/225,602         2,094,580/508,514
R. Channing Wheeler........       23,812     1,105,907           70,625/205,313            75,195/674,313
David J. Lubben............       14,631       258,786           39,000/149,956           158,438/238,438
Travers H. Wills...........      171,780     5,667,156          116,500/271,445           712,125/585,965
David P. Koppe.............       30,000     1,383,750           145,665/96,015           759,589/326,356

------------------------------

(1) Calculated as market price per share at time of exercise less the per share exercise price, times the number of shares purchased.

(2) Calculated as market price per share on December 31, 1998 of $43.0625, less the per share exercise price, times the number of unexercised options.

PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders with the Standard & Poor's 500 stock index and an index of a group of peer companies selected by UnitedHealth Group for a five-year period ended December 31, 1998. The comparison assumes the investment of $100 on December 31, 1993 in each index and that dividends were reinvested when paid. The companies included in the peer group are Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc. UnitedHealth Group is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            UNITEDHEALTH GROUP    PEER GROUP    S&P 500 INDEX
1993                    $100.00       $100.00           $100.00
1994                    $119.03       $106.51           $101.32
1995                    $172.55       $144.59           $139.40
1996                    $118.83       $151.59           $171.40
1997                    $131.29       $126.32           $228.59
1998                    $113.84       $151.29           $293.91

            REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Board of Directors has delegated to the Compensation and Human Resources Committee (the "Committee") the authority to make certain decisions with respect to the compensation of UnitedHealth Group's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of UnitedHealth Group's employees, including executive officers. In addition, the Committee administers UnitedHealth Group's stock option and stock based incentive plans.

    COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. UnitedHealth Group seeks to attract, retain and motivate highly qualified executives who will contribute to UnitedHealth Group's continued success. To achieve these goals, UnitedHealth Group emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, UnitedHealth Group's stock programs give key employees the opportunity to acquire a significant ownership interest in UnitedHealth Group through various stock option, restricted stock and stock purchase plans. UnitedHealth Group also makes available to its executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs.

    Along with other highly compensated employees of UnitedHealth Group, executive officers also are eligible to participate in UnitedHealth Group's non-qualified compensation deferral plans. These deferral plans include a component under which UnitedHealth Group matches a portion of the amount of compensation deferred by the employee, up to a certain percentage. The employee also may defer compensation without a Company match. In addition, certain of UnitedHealth Group's executive officers are eligible to participate in a long-term incentive plan created by UnitedHealth Group's Board of Directors in February 1998. Part of the compensation paid to UnitedHealth Group's executive officers is determined by employment agreements between UnitedHealth Group and certain officers. The employment agreements with the named executive officers are described elsewhere in this Proxy Statement.

    The Committee recognizes that the industry in which UnitedHealth Group operates is highly competitive. Additionally, the industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. For these reasons, the Committee believes UnitedHealth Group's compensation arrangements must remain competitive with those offered by other companies of similar size and scope, including some but not all of the companies in the peer group used in the Performance Graph. One aim of UnitedHealth Group's executive compensation policies is to make it possible for executives to earn cash compensation equaling or exceeding the amount the executive would earn at a competitor. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, UnitedHealth

Group's executive cash compensation consists of fixed base salary and incentive compensation. The Committee reviews the base salary ranges for the executive officers periodically. The Committee may increase (or decrease) these ranges to reflect changes in the responsibilities of a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of UnitedHealth Group's operations, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, and salaries paid to executives at other companies of similar size and operating complexity.

    The other, and potentially more significant, part of executive cash compensation is incentive payments under UnitedHealth Group's 1999 Leadership Incentive Program. Under the 1999 Leadership Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors: (i) the overall performance of UnitedHealth Group; (ii) the overall performance of the business segment or corporate division in which the executive serves; and (iii) the executive's individual performance. As UnitedHealth Group realigns its resources and activities to more directly support the operations of its businesses, the 1999 Leadership Incentive Program tailors the performance factors to match those of the business segment in which the particular executive serves. The Committee establishes performance objectives for UnitedHealth Group, and management sets the objectives for each business segment or corporate division based on UnitedHealth Group's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. They take into account UnitedHealth Group's goal to remain a growing, highly respected leader in the health and well-being market. The performance objectives consist of financial goals, including earnings per share and operating income, and non-financial goals, including quality, compliance, corporate integrity and service initiatives. Individual executive performance is measured against an annual incentive target, which represents a percentage of base salary the executive can earn as bonus compensation if performance warrants. This percentage ranges from 35% to 100% of an executive's base salary. The incentive target is set at a higher percentage for more senior officers. The more senior executive officers have a higher percentage of their potential total compensation subject to UnitedHealth Group's results and to their individual performance.

    The Committee concluded that UnitedHealth Group performed very well in 1998, particularly in light of the very challenging conditions facing the industry in which the Company operates. The Committee recognized that many of the Company's business segments and functional units met or exceeded goals established for them, while several fell short of the goals established. Similarly, UnitedHealth Group, as a consolidated entity, achieved the majority but not all of its goals. Most notable was that earnings per share were less than the original internal target due in part to losses in certain under-performing Medicare markets. In light of these factors, the Committee adopted management's recommendations for 1998 and paid approximately $22 million in cash incentive compensation, an amount considerably less than full target for the year. These payments favored the business segments and functional units that exceeded expectations, while units that did not meet expectations received significantly reduced payments. The Committee further concluded that the strong performance UnitedHealth Group achieved resulted in significant part from the leadership efforts of the Company's Chief Executive Officer and Chief Operating Officer, and in the Committee's opinion these efforts justified an award under UnitedHealth Group's incentive program. The Committee, however, accepted the recommendation of the Chief Executive Officer that no incentive compensation be paid to the Chief Executive Officer or the Chief Operating Officer since the Company had fallen short of the performance goals (as noted above) relative to earnings that UnitedHealth Group had set for itself.

    The Committee believes that it is important to provide executive officers with a longer term interest in UnitedHealth Group's performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee recognizes that increases in UnitedHealth Group's stock price have been a significant source of compensation to some employees and have contributed to employee productivity and loyalty. Beginning in late 1992 and continuing to the present, the majority of the options granted to executives had one-time vesting schedules between six to nine years after issuance. Under these options, the Committee can establish an earlier exercise date for all or a portion of the grant based on a review of the executive's performance. That review would consider UnitedHealth Group performance, business segment performance, and individual performance factors and goals under the Leadership Incentive Plan described above. As part of its deliberations on 1998 incentive compensation, the Committee continued its practice of regularly reviewing outstanding options to determine whether it was appropriate to establish earlier exercise dates.

    The Committee currently believes that the total number of shares outstanding at any time that are subject to unexercised stock options and restricted stock grants with unlapsed restrictions should be approximately 10% of UnitedHealth Group's total issued and outstanding shares of Common Stock at the close of the preceding calendar year. Over the past three years, the amount of shares subject to unexercised employee options has averaged approximately 7.4% to 8.8% of outstanding shares at year-end. The Committee continues to place ongoing emphasis on stock option programs as a means of compensating employees and further expects that the number of shares and the percentage of outstanding shares subject to employee options will increase. In determining the amount of options or restricted share awards to grant to executive officers, the Committee considers various factors, including: (i) the executive's responsibilities and potential for directly contributing to UnitedHealth Group's performance; (ii) base salary amount; (iii) the practicality of tying vesting of options to individual or Company performance standards; and (iv) the total number of options previously granted to the executive.

    CHIEF EXECUTIVE OFFICER'S 1998 COMPENSATION. The Committee determines Dr. McGuire's compensation consistent with the principles noted above and by the terms of his employment agreement with UnitedHealth Group. As UnitedHealth Group's Chief Executive Officer, a significant amount of Dr. McGuire's cash compensation varies with overall Company performance.

    Dr. McGuire's 1998 base salary of $1,300,000 was established based on the Committee's review of his performance on behalf of UnitedHealth Group and according to his employment agreement. The Committee determines any increases in Dr. McGuire's annual base salary from year to year, in addition to any increases required by his employment agreement, to be competitive with compensation paid similarly situated chief executives in the health care industry as well as other companies of comparable size and operating complexity. Based on the advice it received in 1992 and 1995, when the Committee used the services of an independent compensation consulting firm to help develop Dr. McGuire's compensation package, the Committee believes Dr. McGuire's base salary is consistent with that for chief executive officers of other comparable companies. Dr. McGuire's employment agreement is described in this Proxy Statement under the section titled EXECUTIVE EMPLOYMENT AGREEMENTS.

    For the reasons described in the preceding section, the Committee accepted Dr. McGuire's recommendation that he receive no cash incentive compensation for 1998.

    The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. In 1998, Dr. McGuire received two stock option grants. On January 20, 1998, Dr. McGuire was granted an option to purchase 250,000 shares of Company common stock with an exercise price of $47.9375 per share, which was the fair market value of one share of stock on the grant date. This option may be exercised at the rate of 25% a year, over a period of four years, on the first day of each year beginning on January 1, 1999. On October 16, 1998, along with other Company executives, Dr. McGuire received an additional option to purchase 240,000 shares of UnitedHealth Group's common stock with an exercise price of $40.00 per share. This option will become 100% exercisable on October 16, 2004, although the Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to that date, based on Dr. McGuire's performance. In addition, during 1998, the Committee established 1998 exercise dates for options granted to Dr. McGuire in prior years representing the right to purchase a total of 79,862 shares of Company common stock. In establishing these earlier exercise dates, the Committee considered UnitedHealth Group's overall performance during 1998 and reviewed Dr. McGuire's performance in connection with UnitedHealth Group's performance.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. UnitedHealth Group's stock option programs have been structured in a manner that appears to comply with the statute's requirements. As a result, UnitedHealth Group does not expect performance-based compensation associated with stock options to be subject to the deduction limit. Because the majority of UnitedHealth Group's executive officers' compensation that could exceed the $1 million limitation is associated with such stock options, UnitedHealth Group does not expect this deduction limitation to have a material effect on its operations or financial condition. UnitedHealth Group does not expect to take any further action with respect to its compensation programs to avoid paying compensation that exceeds the $1 million limitation and for which UnitedHealth Group would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

William C. Ballard
Thomas H. Kean
Mary O. Mundinger
Robert L. Ryan
William G. Spears

EXECUTIVE EMPLOYMENT AGREEMENTS

    UnitedHealth Group has entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

    WILLIAM W. MCGUIRE, M.D. Dr. McGuire entered into an employment agreement, effective January 1, 1996, to serve as Chief Executive Officer and President. The initial term of this agreement was three years, ending on January 1, 1999; this agreement automatically extends for additional one-year periods unless either party delivers prior notice of intent not to renew.

    Pursuant to this agreement, Dr. McGuire currently receives a base salary of $1,300,000 annually. Dr. McGuire is eligible to participate in UnitedHealth Group's incentive bonus plan at prescribed levels and its other employee benefit programs. Dr. McGuire receives an annual non-qualified stock option to purchase a minimum of 250,000 shares of UnitedHealth Group's Common Stock. These stock options vest over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. In addition, UnitedHealth Group provides and pays for life and disability insurance policies on Dr. McGuire that he owns. The agreement also requires UnitedHealth Group to provide

Dr. McGuire with a supplemental retirement benefit equal to a percentage of his final average highest three-year cash compensation.

    The agreement provides severance benefits if Dr. McGuire's employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without Cause or by Dr. McGuire with Good Reason (as defined in the agreement), UnitedHealth Group would pay Dr. McGuire salary and bonus pursuant to the agreement for 36 months following the termination. Any stock options or restricted stock awards granted to Dr. McGuire would vest immediately. If Dr. McGuire terminated his employment without Good Reason, UnitedHealth Group would pay Dr. McGuire salary and bonus pursuant to the agreement through the end of the term of the agreement. Any stock options or restricted stock awards granted to Dr. McGuire would cease to vest but would remain exercisable for 36 months following termination.

    If Dr. McGuire's employment is terminated because of his death or permanent disability, UnitedHealth Group would pay his beneficiaries salary and bonus pursuant to the agreement to the end of the term of the agreement. In addition, he or his beneficiaries would receive the proceeds from his disability or life insurance policies, and any stock options or restricted stock awards would vest immediately and remain exercisable for 36 months from the date of termination.

    Pursuant to the agreement, Dr. McGuire is subject to a non-solicitation provision during the term of the agreement, while he receives any severance payments, and for a one year period thereafter. He is subject to a non-competition provision during the term of the agreement and while he receives any severance payments. In addition, he is prohibited from disclosing the Company's confidential information at all times.

    STEPHEN J. HEMSLEY. Mr. Hemsley and the Company currently operate under an oral employment agreement, pursuant to which he serves as Chief Operating Officer of UnitedHealth Group. The Company and Mr. Hemsley are negotiating the terms of a written employment agreement to reflect his appointment as Chief Operating Officer in November 1998. The written employment agreement between Mr. Hemsley and the Company is expected to be finalized during the first half of 1999.

    This employment agreement is expected to provide Mr. Hemsley with a minimum base salary, a minimum annual stock option grant, supplemental retirement benefits, life and disability insurance, and participation in incentive bonus and stock plans and other employee benefits offered by the Company. It is expected that Mr. Hemsley will be entitled to receive severance compensation for a 12-month period equal to his base salary and bonus (as determined by the agreement) if his employment is terminated by UnitedHealth Group without Cause or by Mr. Hemsley for Good Reason (as defined in the agreement). Mr. Hemsley's severance compensation would be greater if these events occur within one year following a change in control. In addition, it is expected that Mr. Hemsley or his beneficiaries will be entitled to receive severance compensation for a 12-month period equal to his base salary and bonus (as determined by the agreement) if his employment is terminated due to his permanent disability or death.

    In addition, it is expected that during the term of the employment agreement, and during certain periods of time following its termination, Mr. Hemsley will be subject to non-solicitation and non-competition provisions.

    JEANNINE M. RIVET. Ms. Rivet entered into an employment agreement, effective October 16, 1998, to serve as Chief Executive Officer of UnitedHealthcare. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Ms. Rivet receives a minimum base salary of $400,000 annually, and is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    R. CHANNING WHEELER. Mr. Wheeler entered into an employment agreement, effective June 9, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term this agreement automatically renews for additional one year terms unless either party provides prior notice of intent not to renew. Under this agreement, Mr. Wheeler receives a minimum base salary of $400,000 annually, and is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    DAVID J. LUBBEN. Mr. Lubben entered into an employment agreement, effective October 16, 1998, to serve as General Counsel of UnitedHealth Group. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Lubben receives a minimum base salary of $300,000 annually, and is eligible to participate in UnitedHealth Group's incentive bonus and stock plans and its other employee benefit plans.

    Pursuant to each of their agreements, Ms. Rivet and Mssrs. Wheeler and Lubben are entitled to receive severance compensation for a 12-month period equal to the executive's base salary and bonus (as determined by his or her agreement) if the executive's employment is terminated by UnitedHealth Group without Cause or if a Change in Employment occurs (as defined in his or her agreement). This severance compensation is greater if these events occur within two years following a Change in Control (as defined in his or her agreement). During the term of these agreements and during certain periods of time following termination of these agreements, each executive is subject to a non-solicitation provision, and Ms. Rivet and Mr. Wheeler are subject to a non-competition provision.

SEVERANCE ARRANGEMENTS AND CHANGE-IN-CONTROL PROVISIONS

    According to UnitedHealth Group's Severance Pay Plan, which applies to all regular Company employees, certain of the executive officers may be eligible to receive severance pay following their termination in certain events. However, any payments an executive officer receives in connection with a change-in-control (as defined in and pursuant to an employment agreement with UnitedHealth Group) will replace and be in lieu of payment and/or benefits under any Company severance program, including UnitedHealth Group's Severance Pay Plan. Under UnitedHealth Group's Severance Pay Plan, the amounts of severance payments following termination depend upon the executive officer's length of service, grade level within UnitedHealth Group, and the execution of a Company-approved release.

    In the case of a change-in-control of UnitedHealth Group, certain of the outstanding stock options granted under UnitedHealth Group's Amended and Restated 1991 Stock and Incentive Plan will become exercisable in full. Change-in-control is defined for this purpose as the sale of all or substantially all of UnitedHealth Group's assets, or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the members of UnitedHealth Group's Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information about each shareholder known to UnitedHealth Group to own beneficially more than 5% of the outstanding shares of Company Common Stock as of March 16, 1999.

                                                                 AMOUNT AND NATURE          PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OF BENEFICIAL OWNERSHIP (1)    CLASS (2)
------------------------------------------------------------  ---------------------------  -------------
Massachusetts Financial Services Company ...................            18,560,260(3)             10.3
500 Boylston Street, 15th Floor
Boston, MA 02116

FMR Corporation ............................................             9,907,121(4)              5.5
82 Devonshire Street
Boston, MA 02109-3614

Southeastern Asset Management, Inc. ........................             9,866,600(5)              5.5
6075 Poplar
Suite 900
Memphis, TN 38119

------------------------

(1) Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2) Percent of class calculation is based on 180,823,336 shares of UnitedHealth Group's Common Stock outstanding as of March 16, 1999.

(3) This information is based on a Schedule 13G/A filed by Massachusetts Financial Services Company ("MFS") with the SEC on February 11, 1999, reporting beneficial ownership data as of February 11, 1999. MFS holds sole voting power with respect to 18,474,960 shares of Common Stock and sole investment power with respect to 18,560,260 shares. The MFS Schedule 13G/A further indicates that these shares are also beneficially owned by certain other nonreporting entities.

(4) This information is based on a Schedule 13G/A filed by FMR Corp. ("FMR") with the SEC on February 12, 1999, reporting beneficial ownership data as of December 31, 1998. FMR, through its control over Fidelity Management and Research Company, a wholly-owned investment adviser subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, holds sole investment power with respect to 9,907,121 shares of Common Stock.

(5) This information is based on a Schedule 13G filed by Southeastern Asset Management ("SAM") with the SEC on February 4, 1999, reporting beneficial ownership data as of December 31, 1998. SAM holds sole voting power with respect to 4,272,600 shares of Common Stock and sole investment power with respect to 5,000,600 shares. The SAM Schedule 13G further indicates that these shares are also beneficially owned by certain other nonreporting entities.

    The following table provides information about the beneficial ownership of Company Common Stock as of March 16, 1999 by each director and nominee for director, each named executive officer, and by all directors and all executive officers as a group.

                                                         AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP        BENEFICIAL OWNERSHIP(1)(2)(3)
---------------------------------------------------  -----------------------------
William C. Ballard.................................                 99,200
Richard T. Burke...................................                787,131(4)
James A. Johnson...................................                 73,200(5)
Thomas H. Kean.....................................                 66,000(6)
Douglas W. Leatherdale.............................                325,170(7)
William W. McGuire, M.D............................              1,653,047
Walter F. Mondale..................................                 12,620
Mary O. Mundinger..................................                 10,100
Robert L. Ryan.....................................                 11,000
William G. Spears..................................                 99,612
Gail R. Wilensky...................................                 64,000
Stephen J. Hemsley.................................                132,159
Jeannine M. Rivet..................................                273,181
R. Channing Wheeler................................                 90,350
David J. Lubben....................................                 66,071(8)
All executive officers and directors as a group (17
  persons).........................................              5,080,476(9)

------------------------

(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group. All amounts shown for individuals reflect less than 1 percent of the outstanding shares. The group total reflects 2.8% of the shares outstanding.

(2) Includes the following number of shares which may be acquired by the named persons or group within 60 days upon exercise of options: Mr. Ballard, 96,000 shares; Mr. Burke, 192,000 shares; Mr. Burke's spouse, 16,116 shares; Mr. Johnson, 64,000 shares; Mr. Kean, 64,000 shares; Mr. Leatherdale, 224,000 shares; Dr. McGuire, 1,473,115 shares; Mr. Mondale, 10,000 shares; Ms. Mundinger, 10,000 shares; Mr. Ryan, 10,000 shares; Mr. Spears, 96,000 shares; Ms. Wilensky, 64,000 shares; Stephen J. Hemsley, 130,000 shares; Jeannine M. Rivet, 247,532 shares; R. Channing Wheeler, 89,375 shares; David
    J. Lubben, 65,730 shares.

(3) Includes the following number of shares held in account by the Trustee of UnitedHealth Group's ESOP for each of the following, who have sole voting power and no investment power: Dr. McGuire, 768 shares; Mr. Hemsley, 9 shares; Ms. Rivet, 195 shares; Mr. Wheeler, 21 shares; Mr. Lubben, 13 shares.

(4) Includes 415 shares held directly by Mr. Burke's spouse. Mr. Burke disclaims beneficial ownership with respect to these shares.

(5) Includes 200 shares held by Mr. Johnson in a family trust. Mr. Johnson disclaims beneficial ownership with respect to these shares.

(6) Includes 1,000 shares held by Mr. Kean for the benefit of his minor child.

(7) Includes 1,420 shares held by Mr. Leatherdale's two dependent children. Mr. Leatherdale disclaims beneficial ownership with respect to these shares.

(8) Includes 128 shares held directly by Mr. Lubben's spouse. Mr. Lubben disclaims beneficial ownership with respect to these shares.

(9) Includes 1304 shares held by the Trustee of UnitedHealth Group's ESOP for the accounts of executive officers of UnitedHealth Group, with respect to which such persons have sole voting power and no investment power, the indirect holdings included in footnotes (4), (5), (6) and (7) above, and the holdings of spouses of executive officers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of UnitedHealth Group's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish UnitedHealth Group with copies of all Section 16(a) forms they file.

    Based solely on UnitedHealth Group's review of copies of such reports and written representations from UnitedHealth Group's executive officers and directors, UnitedHealth Group believes that its executive officers and directors complied with all Section 16(a) filing requirements during 1998, except as follows: On December 9, 1998, Mr. Leatherdale transferred by gift 250 shares of Company Common Stock. This transaction was reported to the SEC on an amended Form 4 for December 1998, which was filed in March 1999.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    During UnitedHealth Group's fiscal year ended December 31, 1998, UnitedHealth Group paid insurance premiums, in an amount which was not material to either the St. Paul Companies or UnitedHealth Group, to The St. Paul Companies, Inc., of which Mr. Leatherdale is a director and an executive officer.

    Dorsey & Whitney LLP is UnitedHealth Group's corporate legal counsel. Mr. Mondale is a partner of Dorsey & Whitney.

                                 OTHER MATTERS

    In accordance with the requirements of advance notice described in the Company's Bylaws, no other proposals of shareholders will be presented at the Annual Meeting. The Board of Directors of UnitedHealth Group knows of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this Proxy Statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    In order to be eligible for inclusion in the Company's next Proxy Statement or consideration at the Company's next Annual Meeting, shareholder proposals must be in writing and must be delivered to UnitedHealth Group's principal executive offices at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 7, 1999. Shareholder proposals must be in the form provided in the Company's Bylaws.

    If the Company does not receive timely notice, shareholder proposals will be excluded from inclusion in the Proxy Statement and from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                                   [SIGNATURE]

                                           David J. Lubben
                                           SECRETARY

                                                       ------------------------
                                                        COMPANY #
                                                        CONTROL #
                                                       ------------------------

THERE ARE THREE WAYS TO VOTE YOUR PROXY:

1.  VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above.

-   Follow the simple instructions.

2.  VOTE BY INTERNET -- http://www.eproxy.com/unh/

-   Use the internet to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above, to obtain your records and create an electronic ballot.

3.  VOTE BY MAIL

-   Mark, sign and date the proxy card below.

- Detach the proxy card and return it in the enclosed postage-prepaid envelope.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


   IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                            - Please detach here -

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 3,
                            AND AGAINST PROPOSAL 2.

1.  Election of directors:        / /  Vote FOR        / /  Vote WITHHELD
    01 Thomas H. Kean                  all Nominees         from all Nominees
    02 Robert L. Ryan
    03 William G. Spears
    04 Gail R. Wilensky

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO         ----------------------------
VOTE FOR ANY INDICATED NOMINEE, WRITE THE
NUMBER(S) OF THE NOMINEE(S) IN THE BOX          ----------------------------
PROVIDED TO THE RIGHT.)

2.  Shareholder Proposal Requesting         / / For   / / Against   / / Abstain
    Elimination of Election of Directors
    by Classes.

3.  Proposal to ratify appointment of       / / For   / / Against   / / Abstain
    independent public accountants.

4. In their discretion, the Proxies are authorized to transact other business that properly may come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 3 AND AGAINST PROPOSAL 2.

Date                          , 1999
     -------------------------

--------------------------------------------------------


--------------------------------------------------------
Signature(s) in Box

Additional Signature if Held in Joint Tenancy or Name and Title if Signing on Behalf of Corporation or Partnership

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS. IF YOUR SHARES ARE HELD IN JOINT TENANCY, ALL PERSONS MUST SIGN. TRUSTEES, ADMINISTRATORS, ETC. SHOULD INCLUDE TITLE AND AUTHORITY. CORPORATIONS AND PARTNERSHIPS SHOULD PROVIDE NAME OF ENTITY AND TITLE OF AUTHORIZED PERSONS SIGNING.

                   UNITEDHEALTH GROUP BUSINESSES

[UNITEDHEALTHCARE LOGO]

United Healthcare operates locally based organized health systems in more than 40 geographic markets nationally, and provides management consulting services in selected international markets.

[OVATIONS LOGO]

Ovations offers health and well-being services for Americans age 50 and older.

[UNIPRISE LOGO]

Uniprise provides employee solutions for large organizations with 5,000 or more employees, including benefits design and implementation, large-volume transaction processing and customer services.

[SPECIALIZED CARE SERVICES LOGO]

Specialized Care Services is a portfolio of companies offering highly specialized benefits, networks, services and resources to improve health and well-being.

[INGENIX LOGO]

Ingenix delivers knowledge and information products and services to all participants in the health care marketplace.

[UNIMERICA LOGO]
Unimerica is comprosed of UnitedHealth Group's insurance affiliates and provides insurance products on behalf of other UnitedHealth Group business.



UNITEDHEALTH GROUP                                                         PROXY
--------------------------------------------------------------------------------


                              [UNITEDHEALTH GROUP LOGO]

                            ANNUAL MEETING OF SHAREHOLDERS

                                WEDNESDAY, MAY 12, 1999
                                     10:00 A.M.

                      LUTHERAN BROTHERHOOD BUILDING AUDITORIUM
                                625 FOURTH AVENUE SOUTH
                                MINNEAPOLIS, MINNESOTA

The undersigned hereby appoints William W. McGuire, M.D. and David J. Lubben as Proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all of the shares of Common Stock of United HealthCare Corporation held of record by the undersigned on March 16, 1999, at the Annual Meeting of the Shareholders to be held on May 12, 1999 or any adjournment thereof.

                  SEE REVERSE FOR VOTING INSTRUCTIONS.